Exhibit 99.6

Part II, Item 8, Financial Statements and Supplementary Data, is updated from the information included in our Annual Report on Form 10-K for the year ended December 31, 2006, to adjust retroactively certain  per share information to reflect our stock split, effected in the form of a stock dividend, as disclosed in note 17 of the notes to the consolidated financial statements filed with this report as Exhibit 99.7.

PART II

ITEM 8.              FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our consolidated financial statements appear following Item 15 of this Report.

Supplementary Data - Quarterly Financial Information

The following table sets forth the quarterly financial data for the quarters of the years ended December 31, 2006 and 2005 (in thousands, except per share data):

	(Unaudited)
	Quarters
	1st	2nd	3rd	4th

Year ended December 31, 2006
Total revenue	$38,218	$100,496	$39,032	$46,424
Gross profit (1)	15,538	80,616	23,365	21,053
Net income (loss)	(1,749)	36,292	2,681	(2,093)
Net income (loss) per share – Basic (2) (3)	$(0.06)	$1.25	$0.09	$(0.07)
Net income (loss) per share – Diluted (2) (3)	$(0.06)	$1.06	$0.09	$(0.07)

Year ended December 31, 2005
Total revenue	$24,644	$25,352	$26,294	$30,040
Gross profit (1)	9,714	10,592	10,349	12,891
Net income (loss)	(2,128)	1,836	495	(4,045)
Net income (loss) per share – Basic (2) (3)	$(0.08)	$0.07	$0.02	$(0.14)
Net income (loss) per share – Diluted (2) (3)	$(0.08)	$0.07	$0.02	$(0.14)

(1)          Gross profit is calculated as total revenue less direct costs of services, reimbursed direct costs, and the portion of depreciation and software amortization attributable to direct costs of services.

(2)          The sum of the quarters may not equal the total of the respective year’s net income (loss) per share due to changes in the weighted average shares outstanding throughout the year.

(3)          All per share amounts have been adjusted to reflect the 3 for 2 stock split, effected in the form of a 50% stock dividend, paid on June 7, 2007.  See note 17 of the notes to the consolidated financial statements.